Exhibit 99.1

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Ralph B. Mandell
PrivateBancorp, Inc.
312-683-7100
FOR IMMEDIATE RELEASE:

Michael Susman to Retire From
PrivateBancorp Board of Directors
Was a founding director

Chicago, IL, March 9, 2006 --- PrivateBancorp, Inc. (NASDAQ:PVTB) announced today that Michael B. Susman, 67, a director of PrivateBancorp, Inc. since 1990, has chosen not to stand for reelection to the Company’s board of directors when his term expires in April, 2006, reducing the board to 16 members.

Ralph B. Mandell, PrivateBancorp’s Chairman, President and Chief Executive Officer, said, “We are grateful to Mike for his years of dedicated service to our Company. As one of our founding directors and chairman of our Trust Committee, we have benefited greatly by his judgment and wise counsel. We will certainly miss his positive impact but wish him the very best as he pursues his desire, at this stage of his life, to spend more time traveling and on his other personal interests.”

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.5 billion as of December 31, 2005, has 13 offices located in the Chicago, Detroit, Milwaukee, and St. Louis metropolitan areas.

Addition information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.